Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185676

TRILINC GLOBAL IMPACT FUND, LLC

SUPPLEMENT NO. 16 DATED FEBRUARY 20, 2015

TO THE PROSPECTUS DATED APRIL 15, 2014

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of TriLinc Global Impact Fund, LLC (the “Company”), dated April 15, 2014, as supplemented by Prospectus Supplement No. 11, dated November 17, 2014, Prospectus Supplement No. 12, dated December 5, 2014, Prospectus Supplement No. 13, dated December 10, 2014, Prospectus Supplement No. 14, dated January 7, 2015, and Prospectus Supplement No. 15, dated February 5, 2015 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to provide information regarding the status and the extension of our public offering.

A.	Status of Our Public Offering

As of February 19, 2015, we had raised gross proceeds of approximately $74.3 million from the sale of approximately 7.8 million units of our limited liability company interest, including units issued pursuant to our distribution reinvestment plan.

Our board of managers has elected to extend our current offering for up to an additional one year period, expiring on February 25, 2016. In several states, we will need to renew the registration statement to continue the offering for this period. There is no guarantee that we will be able to extend the current offering in all such states. We reserve the right to further extend or terminate this offering at any time.